UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Knoll, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT OF KNOLL, INC.

DATED MARCH 23, 2016 FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2016

On or about March 23, 2016, Knoll, Inc. (the “Company”) made available a proxy statement (the “Proxy Statement”) to its stockholders describing the matters to be voted on at the Annual Meeting of Stockholders to be held on May 4, 2016 (the “Annual Meeting”), including a proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal Number 3).

After making the Proxy Statement available to stockholders, the Company became aware that Institutional Shareholder Services (“ISS”) recommended a vote “Against” Proposal Number 3 because of an asserted failure to disclose the details of the Company’s engagement with stockholders as a result of last year’s “Say on Pay” vote and the lack of change to the Company’s overall compensation program.  ISS also made a “Withhold” recommendation as to the election of Jeffrey A. Harris for director due to his membership on the Company’s Compensation Committee.

The Company respectfully disagrees with the ISS recommendations and asks our stockholders to consider the following points:

•                  ISS has issued an “Against” recommendation on the Company’s Say on Pay proposal ostensibly because the Company did not disclose “sufficient details” regarding its engagement process as a result of last year’s vote.  Following last year’s Proxy Statement, the Company had meetings with its fifteen (15) largest stockholders then representing approximately sixty-six percent (66% ) of the Company’s issued and outstanding equity.  These conversations made it apparent to the Company that the retention equity grant provided to our Chief Executive Officer (“CEO”) in April 2014 was the principal concern with respect to the Company’s 2014 compensation.  The Company discussed the rationale for the grant and found the dialogue healthy and informative.  The Company remains willing and available to engage with its investors to discuss any concerns if and when they arise.

•                  ISS states that the Company did not make “any changes to the overall compensation program” as a result of the 2015 Say on Pay vote and the above mentioned dialogue.  This statement is inaccurate.  The most significant concern ISS raised for the 2015 annual meeting was the one-time retention equity grant to the CEO, which has since not been repeated. We believe our board has responded to the concerns of stockholders by ensuring that the Company has not repeated the same activity that created the concern for stockholders when voting on the Say on Pay proposal at the 2015 annual meeting.  Our compensation levels fall squarely within all of the ISS quantitative tests, and are at levels the Company believes are entirely appropriate, warranting a favorable Say on Pay vote.

•                  CEO compensation for 2015 was seventy percent (70%) less than 2014 and, as noted above, the Company’s executive compensation passed all of the ISS quantitative screens. CEO compensation was only 1.09 times the median of the Company’s ISS-selected peers and 0.93 times the median of the Company’s selected peers.

•                  While the Company’s short term annual incentive compensation remains discretionary, the Company believes past awards have appropriately rewarded performance in strong years and have been substantially below the target amount when the Company failed to achieve its goals.  Time and again, the Company has exercised this discretion responsibly.

•                  Most concerning of all is the recommendation from ISS that stockholders withhold support for Director Jeffrey Harris due to his participation on the Compensation Committee. This is a punitive recommendation based on poorly drawn conclusions which has an additional impact on the Company’s overall corporate governance, given Mr. Harris’ role as Lead Director.

•                  Having provided this additional disclosure regarding stockholder engagement and the central focus on the one-time matter of our 2014 retention equity grant to the CEO, the Company believes that stockholders should review our pay-for-performance alignment on its merits.  On its merits, our 2015 compensation  is appropriate and, in fact, yields a “Low Concern” in ISS’ own model.  The Company also calls on stockholders to ignore the ISS recommendation to withhold support for the election of Director Harris, who has served diligently as both Lead Director and member of several Board committees.  On the facts and on the merits, stockholders are asked to support the election of Jeffrey Harris and the 2016 advisory vote on executive compensation.

This Supplement to the Proxy Statement is first being released to stockholders on or about April 18, 2016, and should be read together with the Proxy Statement.  The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.